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                     October 6, 2022

       Reinout Schakel
       Chief Financial Officer and Chief Strategy Officer
       Luckin Coffee Inc.
       28th Floor, Building T3, Haixi Jingu Plaza
       1-3 Taibei Road
       Siming District, Xiamen City, Fujian
       People   s Republic of China, 361008

                                                        Re: Luckin Coffee Inc.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            File No. 001-38896

       Dear Reinout Schakel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Li He